Exhibit 99.1

FOR IMMEDIATE RELEASE
                                              Contact: Ross A. Benavides
                                                       Chief Financial Officer
                                                      (713) 860-2528


               GENESIS ENERGY, L.P. REPORTS THIRD QUARTER RESULTS


         November 3, 2004 - Genesis Energy, L.P. (AMEX:GEL) announced today that it lost $394,000, or $0.04 per unit in the third quarter of 2004.

         Mark Gorman, President and CEO said "Although we had a loss for the quarter, we are pleased that we generated Available Cash before reserves during the quarter of $1,975,000 or $0.21 per unit, which exceeded our distribution of $0.15 per unit for the quarter. Our crude oil pipeline segment and CO2 wholesale distribution segment performed well during the quarter."

         "During the third quarter we increased our CO2 marketing segment gross margin with the acquisition of a second volumetric payment, along with related industrial sales contracts from Denbury for $4.7 million."

         "Results for the third quarter were impacted only slightly by the effects of Hurricane Ivan that hit the panhandle of Florida in mid-September. While our facilities experienced minimal damage from the storm, power outages in the area shut down our crude oil pipeline transportation operations for much of the last half of September. Average volumes transported on our Jay pipeline system were 2,800 barrels per day less than in the second quarter; however tariff revenues only declined $0.1 million due to tariff increases that became effective during the third quarter."

         Financial Results

         Genesis had a loss for the third quarter of 2004 of $0.4 million, or $0.04 per unit, compared to a third quarter 2003 loss of $1.2 million, or $0.14 per unit. Genesis's loss from continuing operations was also $0.4 million, or $0.04 per unit, for the 2004 quarter and $1.6 million, or $0.18 per unit, for the 2003 quarter. Income from discontinued operations for the 2003 period was $0.4 million, or $0.04 per unit.

         For the 2004 nine month period, Genesis generated a loss of $0.3 million, or $0.03 per unit, with $19,000 of income from continuing operations and a loss of $0.3 million, or $0.03 per unit from discontinued operations. In the comparable period in 2003, income was $1.6 million, with a loss of $0.4 million, or $0.05 per unit, from continuing operations and income of $2.0 million, or $0.23 per unit, from discontinued operations.

        The following table presents selected financial information by segment for the three month and nine month reporting periods for continuing operations:


                                                              Crude Oil
                                                     ---------------------------
                                                      Gathering and                      CO2
                                                       Marketing       Pipeline       Marketing    Total
                                                                      (in thousands)
Three Months Ended September 30, 2004
Revenues:
External customers                                    $244,377         $ 2,877        $ 2,295     $249,549
Intersegment                                                 -           1,187              -        1,187
                                                      --------         -------        -------     --------
Total revenues of reportable segments                 $244,377         $ 4,064        $ 2,295     $250,736
                                                      ========         =======        =======     ========
Segment margin excluding depreciation
  and amortization (a)                                $    948         $ 2,601        $ 1,543     $  5,092
Capital expenditures                                  $     56         $ 4,173        $ 4,723     $  8,952
Maintenance capital expenditures                      $     56         $   161        $     -     $    217

Three Months Ended September 30, 2003
Revenues:
External customers                                    $153,441         $ 2,992        $     -     $156,433
Intersegment                                                 -             661              -          661
                                                      --------         -------        -------     --------
Total revenues of reportable segments                 $153,441         $ 3,653        $     -     $157,094
                                                      ========         =======        =======     ========
Segment margin excluding depreciation
  and amortization (a)                                $  1,203         $  200         $     -     $  1,403
Capital expenditures                                  $    206         $  259         $     -     $    465
Maintenance capital expenditures                      $    206         $  259         $     -     $    465

Nine Months Ended September 30, 2004
Revenues:
External customers                                    $663,245         $ 9,346        $ 6,275     $678,866
Intersegment                                                 -           2,889              -        2,889
                                                      --------         -------        -------     --------
Total revenues of reportable segments                 $663,245         $12,235        $ 6,275     $681,755
                                                      ========         =======        =======     ========
Segment margin excluding depreciation
  and amortization (a)                                $  3,898         $ 6,111        $ 4,244     $ 14,253
Capital expenditures                                  $    131         $ 5,577        $ 4,723     $ 10,431
Maintenance capital expenditures                      $    131         $   496        $     -     $    627

Nine Months Ended September 30, 2003
Revenues:
External customers                                    $468,283         $ 8,675        $     -     $476,958
Intersegment                                                 -           2,488              -        2,488
                                                      --------         -------        -------     --------
Total revenues of reportable segments                 $468,283         $11,163        $     -     $479,446
                                                      ========         =======        =======     ========
Segment margin excluding depreciation
  and amortization (a)                                $  7,060         $ 2,905        $     -     $  9,965
Capital expenditures                                  $    528         $ 1,636        $     -     $  2,164
Maintenance capital expenditures                      $    528         $ 1,636        $     -     $  2,164


(a) Segment margin was calculated as revenues less cost of sales and operating expenses. A reconciliation of segment margin (a non-GAAP measure) to income from continuing operations is presented for periods presented in the tables at the end of this release.

        Segment margin from continuing crude oil gathering and marketing operations was $0.9 million for the 2004 third quarter, a decrease of $0.3 million from the 2003 period margin. An increase of $0.7 million in field costs reduced segment margin in the third quarter of 2004. Increased volumes added $0.4 million to segment margin, partially offsetting the effect of the higher field costs.

        For the nine month periods, segment margin from continuing crude oil gathering and marketing operations decreased $3.2 million in the 2004 period as compared to margin in the prior period. During the 2003 period, Genesis decreased its inventory volumes as market prices were rising, producing approximately $1.0 million of income that did not recur in the 2004 period. Additionally, in 2003, Genesis benefited from price volatility in P-Plus as P-Plus prices increased. In the latter half of 2003 as P-Plus prices declined, many contract arrangements were changed to reduce exposure to price volatility. Therefore the Partnership did not benefit as P-Plus prices rose in the first few months of 2004. Also contributing to the reduced segment margin in the first nine months of 2004 was an increase in field costs of $1.3 million. The increases in field costs were attributable to higher fuel prices and increases in payroll and fleet repair costs.

        Crude oil pipeline segment margin from continuing operations was $2.6 million for the third quarter of 2004 as compared to $0.2 million for the 2003 period. Pipeline operating costs declined $2.0 million in the 2004 period. Contributing to the decrease in costs was a $1.2 million difference related to an accrual to remove an abandoned offshore pipeline. Higher tariffs combined with sales of pipeline measurement gain volumes at higher crude oil prices were additional reasons for the increase in pipeline segment margin.

        Segment margin from our crude oil pipeline operations increased $3.2 million between the nine month periods. Revenues increased $1.1 million due to a combination of higher tariffs and higher crude oil prices for sales of pipeline measurement gain volumes. In the 2003 period, initial compliance with new regulatory and spill prevention regulations increased costs. The recurring costs under these programs in 2004 were significantly less. An $0.8 million difference related to an accrual for the removal of an abandoned pipeline contributed to the increase in 2004.

        Segment margin from CO2 wholesale distribution activities in the 2004 three and nine month periods was $1.5 million and $4.2 million, respectively. Genesis entered this business in November 2003.

        General and administrative expenses increased by $0.7 million during the 2004 third quarter as compared to the 2003 period. The majority of this increase was attributable to professional services for assistance in documenting and assessing the Partnership's internal controls as required by the Sarbanes-Oxley Act.

        For the nine month periods, general and administrative expenses increased $1.3 million in the 2004 period, which includes a charge related to the Partnership's stock appreciation rights plan. During the 2004 nine-month period, Genesis recorded a $0.6 million charge to account for its employee stock appreciation rights program that was implemented in 2003. This charge resulted from an increase in Genesis' unit price from $9.80 at the beginning of the year to $11.25 at September 30. While Genesis incurred costs of $0.9 million for the Sarbanes internal control project and higher audit fees, these charges were offset somewhat by reductions in legal fees.

        During the third quarter of 2004 Genesis recorded an impairment charge of $1.0 million related to a segment of our Mississippi pipeline that is idle. Depreciation and amortization also increased due to additions of capital assets.

        Interest costs were $0.1 million less in the 2004 nine month period because the comparable period in 2003 included a charge for unamortized deferred costs related to a credit facility that was replaced in March 2003. Interest on increased borrowings in the 2004 period combined with higher market interest rates offset a portion of the decline.

        The $0.3 million loss from discontinued operations in the 2004 nine month period was due to costs to dismantle and dispose of abandoned assets. The operations that were disposed of in the fourth quarter of 2003 generated income of $2.0 million during the first nine months of 2003.

         Genesis paid a distribution of $0.15 per unit for each of the first two quarters of 2004, and will pay a distribution of $0.15 per unit for the third quarter of 2004 in November of 2004. Genesis generated Available Cash before reserves (a non-GAAP measure) of $2.0 million during the third quarter of 2004 and $5.4 million during the first nine months of 2004. (Please see the accompanying schedules for a reconciliation of Available Cash, a non-GAAP liquidity measure, to net cash flow provided by operations, the GAAP measure.)

         Available Cash

         Several adjustments to net income are required to calculate Available Cash. The calculation of Available Cash before reserves for the quarter ended September 30, 2004 is as follows:

      Net loss                                           $        (394,000)
      Depreciation and amortization expense                      2,599,000
      Non-cash credit for incentive compensation
           plan                                                    (28,000)
      Other non-cash items                                          15,000
      Maintenance capital expenditures                            (217,000)
                                                         -----------------
      Available Cash before reserves                     $       1,975,000
                                                         =================

         Outlook

         The Partnership's continuing gathering and marketing business remains volatile. We continue to take steps to improve the performance of this segment. Genesis expects pipeline segment margin from continuing operations for 2004 to be better than 2003 levels. Genesis owned its newly purchased wholesale CO2 marketing operations for two months in 2003. Segment margin from these activities in 2004 is expected to be more than the annualized 2003 amount due to seasonality. Genesis expects general and administrative expenses to be higher in 2004 than in 2003 primarily due to compliance with the Sarbanes Oxley Act, and expects 2004 projected maintenance capital expenditures to be less than half of the amounts expended during 2003.

        Genesis' earnings are likely to be impacted in future periods from volatility in its unit price and the effect of that volatility on the accounting for the stock appreciation rights plan. This non-cash expense is not expected to have an adverse impact on the Partnership's ability to make or increase distributions to its Unitholders.

         Based on the foregoing, Genesis continues to expect to be able to sustain its regular quarterly distribution of $0.15 per unit for 2004. We expect to be able to increase our distribution during 2005. However, our ability to restore the distribution to the targeted minimum distribution amount of $0.20 per unit may depend in part on our success in developing and executing capital projects and making accretive acquisitions.

         Earnings Conference Call

         Genesis Energy, L.P. will broadcast its Earnings Conference Call on Wednesday, November 3, 2004, at 10:00 a.m. Central time. This call can be accessed at www.genesiscrudeoil.com. Choose the Investor Relations button. Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 60 days. There is no charge to access the event.

         Genesis Energy, L.P. operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, and Mississippi. Genesis Energy, L.P. also operates a wholesale CO2 marketing business.

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, environmental risks, government regulation, the ability of the Partnership to meet its stated business goals and other risks noted from time to time in the Partnership's Securities and Exchange Commission filings. Actual results may vary materially.

                               (tables to follow)

                              Genesis Energy, L.P.
            Summary Consolidated Statements of Operations - Unaudited
               (in thousands except per unit amounts and volumes)



                                                              Three Months Ended           Three Months Ended
                                                              September 30, 2004           September 30, 2003
                                                              ------------------           ------------------

Revenues                                                        $      250,736                $     157,094
Cost of sales                                                          245,642                      155,691
General & administrative expenses                                        2,639                        1,938
Depreciation and amortization expense                                    2,599                          943
Change in fair value of derivatives                                          2                            -
Losses (gains) from disposals of surplus assets                             10                          (69)
                                                                --------------                -------------
    OPERATING LOSS                                                        (156)                      (1,409)
Interest and other, net                                                   (203)                        (156)
                                                                --------------                -------------
Loss from continuing operations                                           (359)                      (1,565)
(Loss) income from discontinued operations                                 (35)                         352
                                                                ---------------               -------------
NET LOSS                                                        $         (394)               $      (1,213)
                                                                ===============               ==============

NET LOSS PER COMMON UNIT - BASIC AND DILUTED
    Continuing operations                                       $        (0.04)               $       (0.18)
    Discontinued operations                                               0.00                         0.04
                                                                --------------                -------------
Net Loss Per Common Unit - Basic and Diluted                    $        (0.04)               $       (0.14)


Continuing Operations Volumes:
Crude oil wellhead barrels per day                                      46,676                       43,074
Total gathering and marketing barrels per day                           61,919                       55,817
Crude oil pipeline barrels per day                                      57,544                       64,571
CO2 marketing Mcf per day                                               48,634                            -


                              Genesis Energy, L.P.
            Summary Consolidated Statements of Operations - Unaudited
               (in thousands except per unit amounts and volumes)



                                                               Nine Months Ended            Nine Months Ended
                                                              September 30, 2004           September 30, 2003
                                                              ------------------           ------------------

Revenues                                                        $      681,755                $     479,446
Cost of sales                                                          667,518                      469,481
General & administrative expenses                                        7,825                        6,574
Depreciation and amortization expense                                    5,773                        3,085
Change in fair value of derivatives                                        (16)                           -
Gains from disposals of surplus assets                                     (65)                        (116)
                                                                ---------------               -------------
    OPERATING INCOME                                                       720                          422
Interest and other, net                                                   (701)                        (856)
                                                                --------------                -------------
Income (loss) from continuing operations                                    19                         (434)
(Loss) income from discontinued operations                                (319)                       1,990
                                                                --------------                -------------
NET (LOSS) INCOME                                               $         (300)               $       1,556
                                                                ===============               =============

NET INCOME (LOSS) PER COMMON UNIT - BASIC AND DILUTED
    Continuing operations                                       $         0.00                $       (0.05)
    Discontinued operations                                              (0.03)                        0.23
                                                                --------------                 ------------
Net (Loss) Income Per Common Unit - Basic and Diluted           $        (0.03)               $        0.18
                                                                ==============                =============

Continuing Operations Volumes:
Crude oil wellhead barrels per day                                      48,078                       43,871
Total gathering and marketing barrels per day                           62,556                       55,274
Crude oil pipeline barrels per day                                      64,402                       66,657
CO2 marketing Mcf per day                                               44,337                            -

                              Genesis Energy, L.P.
                 Summary Consolidated Balance Sheets - Unaudited
                                 (in thousands)


                                                              September 30, 2004            December 31, 2003
                                                              ------------------            -----------------

ASSETS
Cash                                                            $          905                $       2,869
Accounts receivable                                                     75,637                       66,732
Inventories                                                              2,375                        1,546
Other current assets                                                     3,308                       17,064(1)
                                                                --------------                -------------
     Total Current Assets                                               82,225                       88,211
Net property                                                            36,397                       33,971
CO2 contracts                                                           26,999                       24,073
Other assets                                                             1,604                          860
                                                                --------------                -------------
     Total Assets                                               $      147,225                $     147,115
                                                                ==============                =============


LIABILITIES AND PARTNERS' CAPITAL
Accounts payable                                                $       78,749                $      67,175
Accrued liabilities                                                      5,183                       20,069(1)
                                                                --------------                -------------
     Total Current Liabilities                                          83,932                       87,244
Long-term debt                                                          15,000                        7,000
Minority interest                                                          517                          517
Partners' capital                                                       47,776                       52,354
                                                                --------------                -------------
   Total Liabilities and Partners' Capital                      $      147,225                $     147,115
                                                                ==============                =============


(1) Includes $12.8 million accrual for settlement of litigation and the related receivable for reimbursement from insurers.

                              Genesis Energy, L.P.
            Summary Consolidated Statements of Cash Flows - Unaudited
                                 (in thousands)


                                                               Nine Months Ended            Nine Months Ended
                                                              September 30, 2004           September 30, 2003
                                                              ------------------           ------------------

Net (loss) income                                               $         (300)               $       1,556
Adjustments to reconcile net (loss) income to cash
   provided by operating activities:
   Depreciation and amortization                                         5,773                        4,244
   Amortization/write-off of credit facility issuance
   costs                                                                   289                          903
   Change in fair value of derivatives                                     (16)                          39
   Gains on asset disposals                                                (65)                        (190)
   Other non-cash compensation plan charges                                564                            -
   Changes to components of working capital                             (1,966)                       1,783
                                                                ---------------               -------------
Net cash provided by operating activities                                4,279                        8,335
                                                                --------------                -------------

Additions to property and equipment and other assets                    (9,208)                      (4,136)
Proceeds from sales of assets and other                                     82                          136
                                                                --------------                -------------
Net cash used in investing activities                                   (9,126)                      (4,000)
                                                                --------------                -------------

Net (repayments) borrowings of debt                                      8,000                          500
Distributions to partners                                               (4,278)                        (880)
Credit facility issuance fees                                             (839)                      (1,093)
                                                                ---------------               -------------
Net cash provided by (used in) financing activities                      2,883                       (1,473)
                                                                --------------                -------------

Net (decrease) increase in cash and cash equivalents                    (1,964)                       2,862
Cash and cash equivalents at beginning of period                         2,869                        1,071
                                                                --------------                -------------
Cash and cash equivalents at end of period                      $          905                $       3,933
                                                                ==============                =============

                              Genesis Energy, L.P.
               GAAP to Non-GAAP Financial Measure Reconciliations


SEGMENT MARGIN EXCLUDING DEPRECIATION AND
AMORTIZATION RECONCILIATION TO OPERATING (LOSS) INCOME

                                                              Three Months Ended           Three Months Ended
                                                              September 30, 2004           September 30, 2003
                                                              ------------------           ------------------
                                                                                (in thousands)

Segment margin excluding depreciation and amortization
         (non-GAAP measure)                                     $        5,092                $       1,403
General & administrative expenses                                       (2,639)                      (1,938)
Depreciation and amortization expense                                   (2,599)                        (943)
(Loss) gains from disposals of surplus assets                              (10)                          69
                                                                ---------------               -------------
    Operating loss (GAAP measure)                               $         (156)               $      (1,409)
                                                                ===============               ==============

                                                               Nine Months Ended            Nine Months Ended
                                                              September 30, 2004           September 30, 2003
                                                              ------------------           ------------------
                                                                                (in thousands)

Segment margin excluding depreciation and amortization
         (non-GAAP measure)                                     $       14,253               $        9,965
General & administrative expenses                                       (7,825)                      (6,574)
Depreciation and amortization expense                                   (5,773)                      (3,085)
Gains from disposals of surplus assets                                      65                          116
                                                                --------------                -------------
    Operating income (GAAP measure)                             $          720                $         422
                                                                ==============                =============


AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO
NET CASH PROVIDED BY OPERATING ACTIVITIES

                                                              Three Months Ended            Nine Months Ended
                                                              September 30, 2004           September 30, 2004
                                                              ------------------           ------------------
                                                                                (in thousands)

Net cash flow provided by operating
  activities (GAAP measure)                                    $     (1,185)                   $     4,279
Adjustments to reconcile net cash flow provided by
operating activities to Available Cash before reserves:
    Maintenance capital expenditures                                   (217)                          (627)
    Proceeds from asset sales                                             3                             82
    Amortization of credit facility issuance costs                      (95)                          (289)
    Net effect of changes in operating accounts not
         included in calculation of Available Cash before
         reserves                                                     3,469                          1,966
                                                                -----------                     ----------
Available Cash before reserves (non-GAAP measure)              $      1,975                    $     5,411
                                                               ============                    ===========

         Genesis believes that investors benefit from having access to the same financial measures being utilized by management.

         Segment margin forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment margin is operating income.

         We define segment margin as revenues less costs of sales and operating expenses, plus the adjustments for the effects of derivative instruments. This measure is exclusive of depreciation and amortization, general and administrative expenses, and any gains or losses on asset disposals. It also excludes the effects of minority interests and the cumulative effect of any accounting changes.

         Available Cash is a liquidity measure used by management to compare cash flows generated by the Partnership to the cash distribution paid to the limited partners and the general partner. This is an important financial measure to the public unitholders since it is an indicator of the Partnership's ability to provide a cash return on their investment. Specifically, this financial measure tells investors whether or not the Partnership is generating cash flows at a level that can support a quarterly cash distribution to the partners. Lastly, Available Cash (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

                                      # # #